As filed with the Securities and Exchange Commission on August 17, 2006
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CENTRUS VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	20-4178322
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Suite 200, 810 Peace Portal Drive
Blaine WA 98230
Tel: (360) 318 3788
(Address and telephone number of principal executive offices)

Camlex Management (Nevada) Inc.
8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)

With Copies To:
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	3,989,642	$0.06	$239,378.52	$25.61
(1)	Total represents 3,989,642 shares issued by Centrus Ventures Inc. in a private placement transaction completed in April, 2006.
(2)	This price was arbitrarily determined by Centrus Ventures Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2006

PROSPECTUS

CENTRUS VENTURES INC.

3,989,642 SHARES
COMMON STOCK
-------------------------

The selling security holders named in this prospectus are offering the 3,989,642 shares of Centrus Ventures Inc.’s (“Centrus”) common stock offered through this prospectus (the “Offering”).

Centrus’s common stock is presently not traded on any market or securities exchange. The sale price to the public is fixed at $0.06 per share until such time as the shares of Centrus’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Centrus intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Centrus’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

Centrus is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering. The shares of Centrus’s common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending no later than nine months after the date the accompanying registration statement has been declared effective by the SEC, and the actual number of shares sold will vary depending upon the future decisions of the selling security holders.

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The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 8 through 12 before buying any shares of Centrus’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The Date Of This Prospectus Is: August 16, 2006

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PROSPECTUS

CENTRUS VENTURES INC.
3,989,642 SHARES
COMMON STOCK

-------------------------------------------------------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our” or “Centrus” refers to Centrus Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Overview of Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as the Royal Blue Claim comprised of a mineral claim block totaling 20 acres located on the Yellow Pine Mining District, Clark County, Nevada. We acquired title to our Royal Blue Claim pursuant to a purchase agreement dated January 20, 2006 with Multimetal Mining Corp., the previous titleholder. Our plan of operation is to conduct mineral exploration activities on the Royal Blue Claim in order to assess whether they possess commercially extractable mineral deposits of copper, silver, and gold.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information for the period from inception to April 30, 2006 is summarized below:

Summary Balance Sheet
As at April 30, 2006
(Audited)
Cash	$99,897
Total Assets	$99,897
Total Liabilities	$425
Total Stockholders’ Equity	$99,472

Summary Statement of Operations
Period from Inception to
April 30, 2006
(Audited)
Revenue	$-
Expenses	(26,618)
Net Loss	$(26,618)

About Us

We were incorporated on December 14, 2005 under the laws of the State of Nevada. Our principal offices are located at Suite 200, 810 Peace Portal Drive, Blaine, WA 98230. Our telephone number is (360) 318-3788.

THE OFFERING

The Issuer:	Centrus Ventures Inc.

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Centrus who purchased shares of our common stock in private placement transactions completed on April 30, 2006. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 3,989,642 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock is $0.06 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This Offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	12,489,642 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical terms are used in our prospectus:

Anglesite	A native sulphate of lead. It occurs in white or yellowish transparent, prismatic crystals.

Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Azurite	Blue carbonate of copper; blue malachite.

Basalt	An igneous lava flow usually black to brown in color issuing from deep fissures.

Basin	In tectonics, a circular, syncline-like depression of strata. In sedimentology, the site of accumulation of a large thickness of sediments.

Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Calamine	A white mineral; a common ore of zinc.

Carbonate	A salt or ester of carbonic acid.

Cerussite	A mineral consisting of lead carbonate that is an important source of lead.

Chrysocolla	A hydrous silicate of copper, occurring massive, of a blue or greenish blue color.

Cinnabar	A heavy reddish mineral consisting of mercuric sulfide; the chief source of mercury.

Cretaceous

Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Diamond drill(ing)

A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimetres or more in diameter.

Dolomite	A mineral CaMg (CO3)2 consisting of a calcium magnesium carbonate found in crystals and in extensive beds as a compact limestone.

Fault Zones	A network of interconnected fractures representing the surficial expression of a fault.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Galena	soft blue-gray mineral; lead sulfide; a major source of lead.

Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.

Hydrozincite	An abundant element of the magnesium-cadmium group, extracted principally from the minerals zinc blende, smithsonite, calamine, and franklinite, as an easily fusible bluish white metal, which is malleable, especially when heated.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Jurassic	Second Period of Mesozoic Era. Covered span of time between 190 – 135 million years before the present time.

Kaolin	A fine usually white clay formed by the weathering of aluminous minerals (as feldspar).

Limestone	A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Limonite	A widely occurring iron oxide ore; a mixture of goethite and hematite and lepidocrocite.

Lode	A mineral deposit in solid rock.

Malachite	Green mineral used as an ore of copper and for making ornamental objects.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Miocene	The epoch of geologic time, 24 million to 5 million years ago, during which the modern ocean currents were established and Antarctica became frozen.

Monte Cristo Limestone Formation	A local name for a geological series of rocks.

Normal Fault	A dip-slip fault in which the block above the fault has moved downward relative to the block below.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Oxidization	A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 544 and 230 million years before the present time).

Pluton	Body of rock exposed after solidification at great depth.

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Pyrite	A common mineral (iron disulfide) that has a pale yellow color.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

1)	Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)

Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Silicification	The act or process of combining or impregnating with silicon or silica; the state of being so combined or impregnated; as, the silicification of wood.

Smithsonite	Native zinc carbonate. It generally occurs in stalactitic, reniform, or botryoidal shapes, of a white to gray, green, or brown color.

Sphalerite	An ore that is the chief source of zinc; consists largely of zinc sulfide in crystalline form.

Stratigraphy	Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

Structural	Pertaining to geologic structure.

Tectonic	Describing the forces that cause the movements and deformation of Earth’s crust on a large scale, also describes the resulting structures or features from these forces.

Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.

Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.

Trenching	The removal of overburden to expose the underlying bedrock.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Tuff	A consolidated rock composed of pyroclastic fragments and fine ash. If particles are melted slightly together from their own heat, it is a "welded tuff."

Vug	A small cavity in a rock or vein, often with a mineral lining of different composition from that of the surrounding rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our current operating funds are sufficient to complete the proposed exploration program; however, they will be insufficient to complete the full exploration of the mineral claims and begin mining efforts, should the mineral claims prove to contain commercially exploitable mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of the date of this prospectus, we had cash in the amount of approximately $77,000. We currently do not have any income. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claim. We have completed Phase I of our recommended geological work program and have sufficient cash on hand to complete Phase II and III of our proposed exploration program. However, we will need additional financing to proceed past Phase III of our exploration program. We may also require additional financing if the costs of the exploration of our mineral claim are greater than anticipated. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including positive results from Phases II and III of our exploration program, and any unanticipated problems relating to our mineral exploration including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe that there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $26,618 for the period from December 14, 2005 (inception) to April 30, 2006, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern. Telford Sadovnick, P.L.L.C., Certified Public Accountants, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, which are described in the first risk factor above. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our exploration program which requires significant funding past the second phase, as a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in Centrus is suitable.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claim, we will fail and you will lose your entire investment in this Offering.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Our Royal Blue Claim does not contain a known body of commercial ore and, therefore, any program conducted on the Royal Blue Claim would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the Royal Blue Claim will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of Phase II of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing gold, copper or silver, or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for gold, is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

(i)

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Royal Blue Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of finding reserves on our mineral properties are remote and funds expended on exploration will likely be lost.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition of mineral exploration claims and leases on gold and other precious metal prospects and in connection with the recruitment and retention of qualified personnel. There is significant competition for the limited number of gold or silver acquisition opportunities and, as a result, we may be unable to acquire an interest in attractive gold and silver mineral exploration properties on terms we consider acceptable on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Bureau of Land Management in the State of Nevada is presently approximately $130 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Description of Business - Compliance with Government Regulation,” below.

Because our sole executive officer does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Kevin B. Epp, our sole executive officer and director, does not have any formal training as a geologist or in the technical aspects of management of a mineral exploration company. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Prices of metals are determined by such factors as expectations for inflation; the strength of the United States dollar; global and regional supply and demand; and political and economic conditions and production costs in metals producing regions of the world.

The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as copper, silver or gold are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, we could cease operations and you could lose your entire investment.

Risks Related To The Ownership of Our Stock

Because our sole executive officer, Kevin B. Epp, owns 68.1% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Epp are inconsistent with the best interests of other stockholders.

Kevin B. Epp, our sole executive officer and sole director, controls 68.1% of issued and outstanding shares of our common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Epp is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Epp is not simply a passive investor but is also our sole executive, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Epp exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. Epp due to his stock ownership position in Centrus will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Epp to their detriment, and (iii) control over transactions between him and Centrus.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We completed an offering of 3,989,642 shares of our common stock at a price of $0.03 per share to investors on April 30, 2006. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution.” The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.06 per share offering price of our common stock was determined based on our internal assessment of what the market would support. Since our inception, we have completed the following private offerings of our common stock:

1.	We issued 8,500,000 shares of common stock on January 11, 2006 at a price of $0.001 per share to our President, Secretary, Treasurer and sole director, Kevin B. Epp.

2.	We completed an offering of 3,989,642 shares of our common stock at a price of $0.03 per share to a total of 43 purchasers on April 30, 2006.

There is no relationship whatsoever between the offering price of the common stock held by the selling security holders and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock is approved for quotation on the OTC Bulletin Board and a public market for our common stock develops, the actual price will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling security holders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 3,989,642 shares of common stock offered through this prospectus. The selling stockholders acquired the 3,989,642 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on April 30, 2006.

The following table provides as of August 16, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Robert Atkinson(3)	50,000	*	50,000	NIL	*
Dion L. Bell	35,000	*	35,000	NIL	*
Don Brazeau	40,000	*	40,000	NIL	*
Brookswood Holdings Inc.(4)	600,000	4.8%	600,000	NIL	*
Kathryn Choquer	100,000	*	100,000	NIL	*
Lisa Chow	166,667	1.3%	166,667	NIL	*
Allan Connah	100,000	*	100,000	NIL	*
Edward Connah	120,000	*	120,000	NIL	*
Tom Croft	200,000	1.6%	200,000	NIL	*
Ken Davies	20,000	*	20,000	NIL	*
Dean Decraene	30,000	*	30,000	NIL	*
Beverley A. Epp(5)	120,000	*	120,000	NIL	*
David Keith Epp	150,000	1.2%	150,000	NIL	*
Donna Ewing	30,000	*	30,000	NIL	*
Lynn Epp	120,000	*	120,000	NIL	*
M. Wayne Epp	120,000	*	120,000	NIL	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Ronald G. Epp	100,000	*	100,000	NIL	*
Rod Epp	83,000	*	83,000	NIL	*
Coral Gingras	33,300	*	33,300	NIL	*
Ken B. Gingras	16,675	*	16,675	NIL	*
Tanya Guiel	100,000	*	100,000	NIL	*
Geoffrey Green	50,000	*	50,000	NIL	*
Anthony Gustafson	20,000	*	20,000	NIL	*
Bernie Hoing	40,000	*	40,000	NIL	*
Dione Johnson	100,000	*	100,000	NIL	*
Doug Lepatourel	50,000	*	50,000	NIL	*
Justin Meiklem	35,000	*	35,000	NIL	*
Doug Miller	70,000	*	70,000	NIL	*
Derek Myers	150,000	1.2%	150,000	NIL	*
Mario Negris	100,000	*	100,000	NIL	*
Olga Orth	200,000	1.6%	200,000	NIL	*
Jeff Overgaard	20,000	*	20,000	NIL	*
Ted Plevy	100,000	*	100,000	NIL	*
Doren Quinton	100,000	*	100,000	NIL	*
Richard Kirk Renard	200,000	1.6%	200,000	NIL	*
Aris Reyes	100,000	*	100,000	NIL	*
John Ridd	30,000	*	30,000	NIL	*
Tracy L. Robertson	100,000	*	100,000	NIL	*
Chayla Rose	20,000	*	20,000	NIL	*
Blake Steinson	100,000	*	100,000	NIL	*
Dustin Steinson	20,000	*	20,000	NIL	*
Dan Stoddart	30,000	*	30,000	NIL	*
Kirk Vardy	20,000	*	20,000	NIL	*
TOTAL	3,989,642	31.9%	3,989,642	NIL	*

Notes

*	Represents less than 1%

(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 12,489,642 common shares outstanding as of August 16, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Robert Atkinson is a cousin of our sole executive officer and director, Kevin Epp.
(4)	Brookswood Holdings Inc. is a private company controlled by David Ryan.
(5)	Beverley A. Epp is the aunt of our sole executive officer and director, Kevin Epp.
(6)	David Keith Epp is the uncle of our sole executive officer and director, Kevin Epp.
(7)	Lynn Epp is the mother of our sole executive officer and director, Kevin Epp.

(8)	M. Wayne Epp is the uncle of our sole executive officer and director, Kevin Epp.
(9)	Ronald G. Epp is the uncle of our sole executive officer and director, Kevin Epp.
(10)	Rod Epp is the cousin of our sole executive officer and director, Kevin Epp.

Kevin B. Epp has been a member of our Board of Directors since December 14, 2005. Other than as disclosed in the Selling Security Holders table above, no other selling security holder:

(i)	has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

3.	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

4.	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

5.	In privately negotiated transactions;

6.	Through the writing of options on the common stock;

7.	In short sales;

8.	In any combination of these methods of distribution; or

9.	Any other method permitted pursuant to applicable law.

The sale price to the public is fixed at $0.06 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sale price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this Offering are $18,026. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our resident agent in the State of Nevada is Camlex Management (Nevada) Inc. located at 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. Under the Nevada Revised Statutes, all legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and sole director and his age and titles as of the date of this prospectus are as follows:

Name	Age	Position
Kevin B. Epp	31	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director

Set forth below is a brief description of the background and business experience of our sole executive officer and sole director:

Kevin B. Epp is our President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer and our sole director. Mr. Epp is currently in charge of scouting and recruiting future prospects, as well as contract negotiations for Titan Sports Management, a professional sports agency. Mr. Epp attended the University of Alaska Fairbanks on a scholarship, where he graduated in 1998 with his degree in Business Administration, with an emphasis in Management and International Business. While playing professional ice hockey in San Diego, Mr. Epp also attended the University of San Diego taking graduate courses in negotiations.

Mr. Epp provides his services on a part-time basis as required for the business of Centrus. Mr. Epp presently commits approximately 60% of his business time to the business of Centrus. We pay to Mr. Epp a management fee of $2,800 per month in connection with management services provided by Mr. Epp to us since April, 2006.

Mr. Epp does not have formal training as a geologist or in the technical or managerial aspects of management of a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on our independent geological consultant, Laurence Sookochoff, P.Eng., to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Compensation

We pay our sole executive officer and director a fee of $2,800 per month for management services provided to Centrus commencing April, 2006. We do not pay to our director any compensation for serving as a director on our board of directors.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal agreements. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

Our audit committee presently consists of our sole director and officer. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 16, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, (iii) named executive officer, and (iv) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Officers and Directors
Common Stock	Kevin B. Epp President, Secretary, Treasurer CEO and CFO Director Suite 200, 810 Peace Portal Drive Blaine, WA 98230	8,500,000 Direct	68.1%
Common Stock	All Officers and Directors as a Group (1 person)	8,500,000	68.1%
Holders of More than 5% of Our Common Stock
Common Stock	Kevin B. Epp President, Secretary, Treasurer CEO and CFO Director Suite 200, 810 Peace Portal Drive Blaine, WA 98230	8,500,000 Direct	68.1%

(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 16, 2006. As of August 16, 2006, there were 12,489,642 shares of our common stock issued and outstanding.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares, comprised of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 16, 2006, there were 12,489,642 shares of our common stock issued and outstanding held of record by forty four (44) registered stockholders. We have not issued any shares of preferred stock.

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this prospectus.

Common Stock

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at least one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the stockholders of the Company in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of Centrus, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Preferred Stock

Our preferred stock may be divided into and issued in series. Our board is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The board is authorized, within any limitations prescribed by law and our articles, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

(f)

Voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including, but not limited to, the election of directors, for which such preferred stock or series has such rights.

As of the date of this prospectus, we have not issued any shares of preferred stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

NRS Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or Bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not contain any provisions with respect to acquisitions of controlling interests.

The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick P.L.L.C., Certified Public Accountants (“Telford”), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented their report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on December 14, 2005 under the laws of the State of Nevada. Kevin B. Epp, our sole executive officer and director, has been our sole promoter since our inception. We pay to Mr. Epp a management fee of $2,800 per month in connection with management services provided by Mr. Epp to us since April, 2006. Mr. Epp acquired from us 8,500,000 shares of our common stock at a price of $0.001 per share on January 11, 2006. Mr. Epp paid a total purchase price of $8,500 for these shares.

DESCRIPTION OF BUSINESS

In General

We were incorporated on December 14, 2005 pursuant to the laws of the State of Nevada. We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as Royal Blue (the “Royal Blue Claim”) comprised of one located claim of 20 acres located on the Yellow Pine Mining District, Clark County, Nevada. Title to our mineral claim is held directly by us. Our plan of operation is to conduct mineral exploration activities on the Royal Blue Claim in order to assess whether it possesses mineral deposits of copper, silver, and gold capable of commercial extraction.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claim or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claim possesses commercially exploitable mineral deposits of copper, silver, and gold. See “Item 2. Management’s Discussion and Analysis or Plan of Operation – Plan of Operation.”

Acquisition of the Royal Blue Claim

We entered into a purchase agreement dated January 20, 2006 with Multi Metal Mining Corp. pursuant to which we acquired a 100% interest in the Royal Blue Claim for cash consideration of $5,000.

Recommendations of Geological Consultant and the Geological Exploration Program

We engaged Laurence Sookochoff, P.Eng., to prepare a geological evaluation report on our Royal Blue Claim. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended the University of British Columbia and holds a Bachelor of Science degree in geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of British Columbia for the past 29 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration and conducting an initial exploration program in June, 2006 consisting of trenching, sampling and prospecting the Royal Blue Claim property. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Royal Blue Claim entitled "Geological Evaluation Report on the Royal Blue Lode Mining Claim" prepared by Mr. Sookochoff on May 5, 2006. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

Our geological consultant, Mr. Sookochoff, recommended that a three phase exploration program, at an approximate cost of $42,500, be undertaken on the property to assess its potential to host copper, silver, and gold mineralization.

The three phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	Trenching and Sampling over known mineralized zones.	$5,000	Completed in June, 2006
Phase II	VLF-EM and soil geochemical surveys, sampling and geological mapping of the veins within anomalous zones.	$7,500	To be completed in late, 2006 to early 2007
Phase III	Test diamond drilling of the prime targets.	$30,000	To be completed in 2007 based on the results of Phase II
	Total Estimated Cost	$42,500

Phase I of our exploration program was completed in June, 2006. The Phase I exploratory program consisted of trenching and sampling over known mineral zones. Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. The second phase consists of VLF-EM and soil geochemical surveys, sampling and geological mapping of the veins within anomalous zones, which will define the structural trend to the extensions of the known mineral zones. As of the date of this prospectus, we have expended $6,000 in connection with the preparation of the geological report and the exploration of our mineral claim.

The phased program of exploration activities is intended to generate and prioritize targets to test by trenching or drilling. The initial exploration activities on the Royal Blue Claim (grid establishment, geological mapping, soil sampling, and staking of additional claims) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications which are expected to be submitted well in advance of the planned work.

Our cash on hand as of the date of this prospectus is approximately $77,000. We have sufficient cash on hand to pay the costs of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase III of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

Compliance with Government Regulation

Our activities are subject to extensive federal, state, and local regulations in the United States. These statutes regulate the mining of and exploration for mineral properties, and also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Royal Blue Claim, the extent of which cannot be predicted. Our Royal Blue Claim is comprised of an unpatented mining claim located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the Royal Blue Claim must be carried out in accordance with a permit issued by the Bureau of Land Management.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

The State of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining facilities. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. The State of Nevada has also adopted reclamation regulations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.

In the context of environmental permitting, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays, depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraints affecting our property that would preclude the economic development or operation of any specific property.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

We have no employees other than our sole executive officer and director as of the date of this prospectus. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $6,000 on our exploration program as of the date of this prospectus.

Subsidiaries

We have no operating subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATION

Our plan of operation is to conduct mineral exploration activities on the Royal Blue Claim in order to assess whether the claim possesses mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of copper, silver and gold mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claim.

Royal Blue Claim

We received the geological evaluation report on the Royal Blue Claim entitled “Geological Evaluation Report on the Royal Blue Lode Mining Claim” prepared by Mr. Sookochoff on May 5, 2006. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.

Phase I of our exploration program was completed in June, 2006. The Phase I exploratory program consisted of trenching and sampling over known mineralized zones. Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. The second phase consists of VLF-EM and soil geochemical surveys, sampling and geological mapping of the veins within anomalous zones, which will define the structural trend to the extensions of the known mineral zones. As of the date of this prospectus we have expended $6,000 in connection with the preparation of the geological report and the exploration of our mineral claim.

Our cash on hand as of the date of this prospectus is approximately $77,000. We have sufficient cash on hand to pay the costs of Phase II and III of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase III of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

A decision on proceeding beyond the planned Phase II exploration will be made by assessing whether the results of Phase II are sufficiently positive. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage.

During this exploration stage, our president will be devoting approximately 60% of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months, nor do we plan to make any purchases of equipment over the next twelve months due to reliance upon outside consultants to provide all tools needed for the exploratory work being conducted.

Cash Requirements

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$10,000
Office Expenses	4,000
Mineral Property Exploration Expenses	10,000
TOTAL	$24,000

(1)	Excluding the estimated costs of this Offering of $18,026.

Our total expenditures over the next twelve months are anticipated to be approximately $24,000 including the remaining estimated costs of this offering of $18,026. Our cash on hand as of date of this prospectus is approximately $77,000. We have sufficient cash on hand to pay the costs of Phase II of our proposed exploration program and to fund our operations for the next twelve months.

RESULTS OF OPERATIONS

Summary
Period from Inception
to April 30, 2006
Revenue	$-
General and Administrative Expenses	(26,618)
Net Loss	$(26,618)

Revenues

We are presently in the exploration stage of our business, have not earned any revenues to date, and do not anticipate earning revenues until such time as we enter into commercial production of the Royal Blue Claim or other mineral properties we may acquire from time to time.

Expenses

Our expenses for the period from inception to April 30, 2006 consisted of the following:

Period from Inception
to April 30, 2006
Incorporation costs	$1,575
Management fees	8,400
Mineral property acquisition	5,000
Mineral property exploration costs	7,000
Office and sundry	1,537
Professional fees	2,351
Travel and promotion	755
Total	$26,618

We anticipate that our expenses will increase in the near future as we continue our plan of operation.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital
At April 30, 2006
Current Assets	$99,897
Current Liabilities	(425)
Working Capital	$99,472

Cash Flows
Period from Inception
to April 30, 2006
Cash Flows Used In Operating Activities	$(26,193)
Cash Flows From (Used In) Investing Activities	-
Cash Flows From Financing Activities	126,090
Net Increase in Cash	$99,897

As of the date of this prospectus, we had cash of approximately $77,000. We have sufficient cash on hand to pay the costs of Phase II and III of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase III of our exploration program. We expect to finance our plan of operation and business activities for the next twelve months using our existing working capital. To date, we have not earned net profits from our operations and there are no assurances that we will be able to earn profits in the future. In addition, due to our limited operating history, we are unable to accurately forecast future revenues. As such, we anticipate that there is a substantial likelihood that we will require additional financing in order to fund our plan of operation and business activities over the next twelve months and beyond.

Future Financings

Our plan of operation calls for significant expenses in connection with the exploration and drilling of the Royal Blue Claim which will require us to obtain additional financing. We recorded a net operating loss before income taxes of $26,618 for the year ended April 30, 2006 and have an accumulated deficit of $26,618 since inception. As at the date of this prospectus, we have cash of approximately $77,000 and for the next twelve months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $42,026. Accordingly, we have sufficient funds to meet our planned expenditures over the next twelve months. However, if we continue to incur losses from our operations, we will require and will need to seek additional financing to meet our planned expenditures.

Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

Mineral Property Acquisition Payments and Exploration Costs

We expense all costs incurred on mineral properties to which we have secured exploration rights prior to the establishment of proven and probable reserves. If and when proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized.

We regularly perform evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of our investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which may indicate the carrying amount of an asset may not be recoverable.

Exploration Expenditures

We follow a policy of expensing exploration expenditures until a production decision in respect of the project and we are reasonably assured that we will receive regulatory approval to permit mining operations, which may include the receipt of a legally binding project approval certificate.

Management periodically reviews the carrying value of our investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that we will continue exploration on such project. We do not set a pre-determined holding period for properties with unproven deposits; however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

Our exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. We have made, and expect to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Foreign Currency Translation

Our functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

(i)	monetary items at the exchange rate prevailing at the balance sheet date;
(ii)	non-monetary items at the historical exchange rate; and
(iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

Exploration Stage Enterprise

Our financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as we devote substantially all of our efforts to acquiring and exploring mineral properties in Nevada. Until such properties are acquired and developed, we will continue to prepare our financial statements and related disclosures in accordance with entities in the exploration stage.

DESCRIPTION OF PROPERTY

We rent office space at Suite 200, 810 Peace Portal Drive, Blaine, WA 98230, consisting of approximately 144 square feet, at a cost of $225 per month. This rental is on a month-to-month basis without a formal contract.

We entered into a purchase agreement dated January 20, 2006 with Multi Metal Mining Corp. pursuant to which we acquired a 100% interest in the Royal Blue Claim for cash consideration of $5,000. The Royal Blue Claim property is comprised of a mineral claim with a total area of approximately 20 acres, located on the Yellow Pine Mining District, Clark County, Nevada; see “Figure 1” below. The Royal Blue Claim was filed January 19, 2006 in the Clark County recorder’s office. The Royal Blue Claim is located within Section 14, Range 58E, Township 25S in the Yellow Pine Mining District of Clark County, Nevada.

The Royal Blue Claim is recorded with the Bureau of Land Management in the State of Nevada under the following name and record numbers:

Name of Mineral Claim	BLM Number	Expiry Date
ROYAL BLUE	92314 92315	September 1, 2006

In accordance with Nevada mining regulations, the Royal Blue Claim is in good standing to September 1, 2006. To keep the claim in good standing for additional years, proof of labor on the claim has to be filed each year with the Clark County recorder’s office in Las Vegas prior to its expiry date.

In addition to Nevada State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Royal Blue Claim is in good standing to September 1, 2006. A yearly maintenance fee of $130 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year. If we fail to pay the required amount of fee of this exploration work, then our mineral claim will lapse on September 1, 2006 and we will lose all interest that we have in the mineral claim.

Figure 1
Location of Claim

Location, Climate, Infrastructure and Access

The Royal Blue Claim is located within Section 14, Range 58E, Township 25S in the Yellow Pine Mining District of Clark County, Nevada. Access from Las Vegas is southward via Interstate Highway 15 for approximately 28 miles to Jean then to a junction with a secondary road leading southwestward for four miles to the Royal Blue Claim.

The Royal Blue Claim is situated along the western margins of Porter Wash which is at an elevation of 3,760 feet within 1,000 feet of the eastern border of the Royal Blue Claim. The Royal Blue Claim covers the lower southeasterly facing slopes of Table Mountain with topography of moderate slopes to the northwest and with elevations ranging from 3,850 feet at the southwest corner to 4,080 feet at the northwest corner.

The area is typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water would be available from valley wells.

Our mineral claim presently does not have any mineral reserves. The property that is the subject of our mineral claim is undeveloped and does not contain any underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim. Power is readily available from nearby transmission lines. Water in sufficient quantities for drilling is available from nearby streams and lakes. Power sources for the Royal Blue Claim property presently consist of portable generators brought onto the property.

Geology

Stratigraphy

The sedimentary rocks in the district range in age from Upper Cambrian to Recent. Only two varieties of intrusive rocks are known in the district. The most abundant is granite porphyry which forms three large sill-like masses. The sills generally lie near major thrust faults and are thought to have been emplaced along breccia zones at the base of the upper plate of the thrust fault. Locally, small dikes of basaltic composition and uncertain age have been encountered in some of the mine workings.

Structure

The region reveals a strong record of folding, thrust faulting and normal faulting. Folding began in the early Jurassic, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California. Deformation within this belt began in the Jurassic and continued until Cretaceous time. Within the Goodsprings District, thrust faulting appears to post-date much of the folding, but despite intensive study, the actual age of thrusting continues to be the subject of contentious debate. Three major thrusts have been mapped: from west to east, the Green Monster, Keystone and Contact thrusts. Of these, the Keystone is the most persistent along strike having been mapped for a distance of over 50 kilometers. The stratigraphic relationships along the Keystone fault are similar to those for all the major thrusts in the area, Cambrian Bonanza King Formation has been thrust eastward over younger Paleozoic rocks.

History of Exploration

The history of the area dates back to 1856 following investigation of lead ore in the area by Mormon missionaries. The first ore was smelted in 1857 and a mill was built north of Goodsprings in 1898. Goodsprings is located within five miles north of the Royal Blue Claim.

The completion of the San Pedro, Los Angeles and Salt Lake railroad in 1905 and recognition of oxidized zinc minerals in the ore in 1906 stimulated development of the mines and the region has been subject to intermittent activity up to 1964, particularly during the World War I and II years.

The Yellow Pine District has been mined primarily for lead-zinc-silver; however, an estimated 91,000 ounces of gold has also been recovered from the area. The area has been mainly dormant since 1964.

Mineralization

The lead-zinc deposits in the area of the claim are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are restricted to the Monte Cristo Formation. Mineralogy of gold-copper deposits consists of native gold, pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerussite, anglesite, galena and iron oxides. The unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 200 meters.

Current State of Exploration

We have only recently commenced exploration of the Royal Blue Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

Phase I Exploration

The results of the May 5, 2006 geological evaluation on the Royal Blue Claim performed by our geological consultant, Mr. Sookochoff, concluded that the Royal Blue Claim covers a formerly productive zinc bearing mineralized zone at the Houghton Mine which appears to be hosted and controlled by fault structures, and that regional northwesterly trending faults are indicated in the area and may be the mineral controlling structures to the high grade mineralization reported to have been produced from the Houghton Mine. The report suggested that we proceed with a three phase exploration program.

Phase I of our exploration program was completed in June, 2006. The Phase I exploratory program consisted of trenching and sampling over known mineral zones. Pursuant to the Phase I report, two trenches, Trench “A” and Trench “B,” were blasted on a mineralized zone that was observed adjacent to and southeast of the Houghton portal and dump. The trenches are 100 feet apart and placed almost east-west to intersect the indicated mineral zone perpendicularly to its trend. The measurement of Trench “A” is 25 feet long, 2 feet wide and 1.5 feet deep.

The Phase I report confirmed that the mineralization and the sampling results from the trenches of the mineral zone indicated the presence of significant zinc mineralization hosted by limestone as indicated from previous reports on the Houghton Mine. The report recommended that Phase II of our exploration program be commenced with localized VLF-EM surveys, soil sampling, and geological mapping, which would be required to define the structural trend to the extensions of the known mineral zones. The second phase of our exploration program is anticipated to commence in late 2006 to early 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

(a)	Any of our directors or officers;
(b)	Any person proposed as a nominee for election as a director;
(c)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
(d)	Any of our promoters; and

(e)	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 8,500,000 shares of common stock to our sole executive officer and sole director, Kevin B. Epp, at a price of $0.001 per share. This issuance was made to Mr. Epp, who is a sophisticated individual and is in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Since April, 2006, we pay to Mr. Epp a management fee of $2,800 per month. The agreement is on a month-to-month basis with no formal contract.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our common stock will be traded on the OTC Bulletin Board or, even if our application for trading is approved, that a public market will ever materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have forty four (44) registered stockholders.

Rule 144 Shares

As of the date of this prospectus no shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 124,896 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Registration Rights

We have not granted registration rights to the selling security holders or to any other persons.

We are paying the expenses of the Offering because we are seeking to:

(a)	become a reporting company with the SEC under the Exchange Act; and

(b)	enable our common stock to be traded on the OTC Bulletin Board.

We plan to file a Registration Statement on Form 8-A with the SEC prior to the effectiveness of the Registration Statement on Form SB-2. The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form SB-2. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares of our common stock on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We presently have sufficient funds to pursue our stated plan of operation; however, after the initial twelve month period, if we are not able to generate significant profits or if the revenues earned by us fall short of our predictions, we will require additional financing for operational expenses. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through April 30, 2006.

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/ * SARs (#)	LTIP payouts ($)	All Other Compensation
Kevin B. Epp	President, Secretary, Treasurer, and Director	2006 2005	$0 $0	$0 $0	$8,400(1) $0	0 0	0 0	$0 $0	$0 $0

Notes:

(1)	Consists of a monthly fee of $2,800 for management consulting services provided by Mr. Epp to Centrus since April, 2006.

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole director and officer since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the period ended April 30, 2006, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Balance Sheet as at April 30, 2006;

	(c)	Statement of Operations for the period from inception on December 14, 2005 to April 30, 2006;

	(d)	Statement of Cash Flows for the period from inception on December 14, 2005 to April 30, 2006;

	(e)	Statement of Stockholders' Equity for the period from inception on December 14, 2005 to April 30, 2006; and

	(f)	Notes to Financial Statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Centrus Ventures Inc.

We have audited the accompanying Balance Sheet of Centrus Ventures Inc. (an Exploration Stage Company) as of April 30, 2006 and the related Statements of Operations, Stockholders’ Equity and Cash Flows for the period from inception on December 14, 2005 to April 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Centrus Ventures Inc. (an Exploration Stage Company) as of April 30, 2006, and the results of its operations and its cash flows for the period from inception on December 14, 2005 to April 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
June 7, 2006

CENTRUS VENTURES INC.
(An Exploration Stage Company)

BALANCE SHEET

APRIL 30, 2006
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$99,897

LIABILITIES

Current
Accounts payable and accrued liabilities	$425

STOCKHOLDERS’ EQUITY

Commitments and Contractual Obligations (Note 8)

Share Capital
Authorized:
100,000,000 common voting stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share

Issued and outstanding:
12,489,642 common shares	12,490

Additional paid-in capital	115,700

Share subscriptions receivable	(2,100)

Deficit Accumulated During The Exploration Stage	(26,618)
99,472

$99,897

The accompanying notes are an integral part of these financial statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM DECEMBER 14, 2005 (INCEPTION) TO APRIL 30, 2006
(Stated in U.S. Dollars)

Revenue	$-

Expenses
Incorporation costs	1,575
Management fees	8,400
Mineral property acquisition	5,000
Mineral property exploration costs	7,000
Office and sundry	1,537
Professional fees	2,351
Travel and promotion	755

Net Loss For The Period	$26,618

Basic And Diluted Loss Per Common Share	$(0.00)

Weighted Average Number Of Common Shares Outstanding	6,804,273

The accompanying notes are an integral part of these financial statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM DECEMBER 14, 2005 (INCEPTION) TO APRIL 30, 2006
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(26,618)
Changes in non-cash operating working capital item:
Accounts payable and accrued liabilities	425
(26,193)

Cash Flows From Financing Activity
Issue of common stock	126,090

Increase In Cash	99,897

Cash, Beginning Of Period	-

Cash, End Of Period	$99,897

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM DECEMBER 14, 2005 (INCEPTION) TO APRIL 30, 2006
(Stated in U.S. Dollars)

					DEFICIT
	COMMON STOCK				ACCUMULATED
			ADDITIONAL	SHARE	DURING THE
			PAID-IN	SUBSCRIPTIONS	EXPLORATION
	SHARES	AMOUNT	CAPITAL	RECEIVABLE	STAGE	TOTAL

January 11, 2006 –
Stock issued for cash
at $0.001	8,500,000	$8,500	$-	$-	$-	$8,500
April 30, 2006 – Stock
issued for cash at
$0.03	3,989,642	3,990	115,700	-	-	119,690
Share subscriptions
receivable	-	-	-	(2,100)	-	(2,100)

Net loss for the period	-	-	-	-	(26,618)	(26,618)

Balance, April 30,
2006	12,489,642	$12,490	$115,700	$(2,100)	$(26,618)	$99,472

The accompanying notes are an integral part of these financial statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS

Organization

Centrus Ventures Inc. (“the Company”) was incorporated in the State of Nevada, U.S.A., on December 14, 2005. The Company’s principal executive offices are in Blaine, Washington, U.S.A. The Company has a year end of April 30.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

b)	Mineral Property Acquisition Payments and Exploration Costs

The Company expenses all costs incurred on mineral properties to which it has secured exploration rights prior to the establishment of proven and probable reserves. If and when proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	b)	Mineral Property Acquisition Payments and Exploration Costs (Continued)

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

	c)	Exploration Expenditures

The Company follows a policy of expensing exploration expenditures until a production decision in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations, which may include the receipt of a legally binding project approval certificate.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	c)	Exploration Expenditures (continued)

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

	d)	Cash

Cash consists of cash on deposit with a bank. The Company places its cash with a high quality financial institution and, to date, has not experienced losses on any of its balances.

	e)	Financial Instruments

The Company’s financial instruments consist of cash, and accounts payable and accrued liabilities.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

	f)	Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At April 30, 2006, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	g)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the exchange rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

	h)	Stock-Based Compensation

The Company measures compensation cost for stock-based compensation using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The Company has adopted those provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, which require disclosure of the pro-forma effect on net earnings and earnings per share as if compensation cost had been recognized based upon the estimated fair value at the date of grant for options awarded.

	i)	Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

	j)	Segmented Information

The Company follows FAS No. 131 disclosures about segments of an enterprise and related information about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	k)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

	l)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

	m)	Revenue Recognition

The Company recognizes revenue in accordance with the criteria outlined in Securities Exchange Commission Staff Accounting Bulletin No. 104 (“SAP 104”), “Revenue Recognition”. Revenues will be recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) the Company’s ability to collect is reasonably assured.

	n)	Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

	o)	Advertising Costs

Advertising costs are expensed as incurred. No advertising costs were incurred in the current fiscal period.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	p)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

	q)	Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties in Nevada, U.S.A. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

a)

The FASB issued FASB Interpretation No. (“FIN”) 47 – “Accounting for Conditional Asset Retirement Obligations” in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. This interpretation also clarifies the circumstances under which an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect this guidance to have a material impact on its financial statements.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

b)

In November 2005, the FASB issued Staff Position No. FAS 115-1 – “The Meeting of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115- 1”). FSP 115-1 provides accounting guidance for identifying and recognizing other-than-temporary impairments of debt and equity securities, as well as cost method investments in addition to disclosure requirements. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, and earlier application is permitted. The Company has determined that the adoption of FSP 115-1 does not have an impact on its result of operations or financial position.

c)

In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6 – “Accounting for Stripping Costs in the Mining Industry (“EITF Issue 04-6”), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No. 43 – “Restatement and Revision of Accounting Research Bulletins, Chapter 4, “Inventory Pricing”, (“ARB No. 43”). Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

d)

In May 2005, the FASB issued SFAS No.154 (“SFAS 154”) – “Accounting Changes and Error Corrections”. SFAS No. 154 established new standards on accounting for changes in accounting principles. SFAS No. 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless prescribed otherwise or it is impracticable to do so. SFAS No.154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Adoption of SFAS No.154 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

4.	MINERAL PROPERTY

On January 20, 2006, the Company entered into a purchase agreement to acquire an undivided 100% interest in a mineral claim (known as the “Royal Blue Mineral Claim”) located in the Yellow Pine Mining Division, Clark County, State of Nevada. The consideration was $5,000 cash (paid) on execution of the agreement.

5.	COMMON STOCK

On January 11, 2006, pursuant to a private placement the Company sold 8,500,000 shares of its common stock at $0.001 per share for cash.

On April 30, 2006, pursuant to a private placement the Company sold 3,989,642 shares of its common stock at $0.03 per share for cash.

The Company has no stock option plan, warrants or other dilutive securities.

6.	INCOME TAX

	a)	Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(9,000)
Increase in valuation allowance	9,000

Income tax provision	$-

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

6.	INCOME TAX (Continued)

b)	Significant components of the Company’s deferred income tax assets are as follows:

Operating loss carry forward	$14,618
Mineral property acquisition expense	5,000
Mineral property exploration cost	7,000
26,618

Statutory tax rate	34%

Deferred income tax assets	$9,000
Valuation allowance	(9,000)

Net deferred tax assets	$-

c)

The Company has incurred operating losses and approximately $14,618, which, if unutilized, will expire in 2026. Subject to certain restrictions, the Company has mineral property and exploration expenditures of $12,000 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.

The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2006	$14,618	2026

Total income tax operating loss carry forward	$14,618

7.	RELATED PARTY TRANSACTIONS

During the period, the Company paid management fees in the amount of $8,400 to a director of the Company. Transactions with related party have occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related party.

CENTRUS VENTURES INC.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

8.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has a contractual obligation to pay a management fee to a director of the Company $2,800 on a month-to-month basis.

Otherwise, the Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of premises is on a month-to-month basis.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 Registration Statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2006
PROSPECTUS

CENTRUS VENTURES INC.
3,989,642 SHARES
COMMON STOCK

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about Centrus Ventures Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors may be indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our Bylaws.

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Centrus.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Centrus, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Centrus, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

However, with respect to actions brought by or on behalf of Centrus against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Centrus, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the NRS, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers. Our Bylaws further provide that we are not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorized by our Board of Directors,

(iii)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the general corporate laws of Nevada, or

(iv)	such indemnification is required to be made pursuant to our Bylaws.

Our Bylaws also provide that we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

The NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting Fees and Expenses Legal Fees and Expenses Miscellaneous	$26 $1,000 $5,000 $10,000 $2,000
Total	$18,026

(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

Since our inception on December 14, 2005, we have completed the following unregistered sales of our securities:

1.

We issued 8,500,000 shares of common stock on January 11, 2006 to Kevin B. Epp at a price of $0.001 per share, for total proceeds of $8,500. Mr. Epp is our sole director and our President, Secretary and Treasurer. These shares were issued pursuant to Section 4(2) of the Securities Act. This issuance was made to Mr. Epp who is a sophisticated individual and, as a promoter of our company, was in a position to access relevant and material information regarding our operations.

2.

We completed an offering of 3,989,642 shares of our common stock at a price of $0.03 per share to a total of 43 purchasers known to our director on April 30, 2006. The total amount we received from this offering was $119,689. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a not a “US person” as defined in Regulation S and that they were not acquiring shares for the account or benefit of such a “US person.” We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.

3.2	Bylaws.

4.1	Form of Share Certificate.

5.1	Legal Opinion of O’Neill Law Group PLLC with consent to use.

10.1	Purchase Agreement dated January 20, 2006 between Multi Metal Mining Corp and Centrus Ventures Inc.

23.1	Consent of Telford Sadovnick, PLLC, Certified Public Accountants.

23.2	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on August 16, 2006.

CENTRUS VENTURES INC.

By:	/s/ Kevin B. Epp
KEVIN B. EPP
Chief Executive Officer, Chief Financial
Officer, President, Secretary and
Treasurer
(Principal Executive Officer and
Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

	Chief Executive Officer, Chief Financial	August 16, 2006
/s/ Kevin B. Epp	Officer, President, Secretary and Treasurer
KEVIN B. EPP	and Director
(Principal Executive Officer)
(Principal Accounting Officer)